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                     August 23, 2022

       Rafael Lizardi
       Chief Financial Officer
       Texas Instruments Inc.
       12500 TI Boulevard
       Dallas, Texas 75243

                                                        Re: Texas Instruments
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 4,
2022
                                                            File No. 001-03761

       Dear Mr. Lizardi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing